SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934



Filed by the Registrant    [X]

Filed by a Party other than the Registrant   [_]

Check the appropriate box:

[_]      Preliminary Proxy Statement

[_]      Confidential, for Use of  the  Commission Only (as  permitted  by  Rule
         14a-6(6)(2)

[_]      Definitive Proxy Statement

[X]      Definitive Additional Materials

[_]      Soliciting Material Pursuant to Section 240.14a-12


                        SUBURBAN LODGES OF AMERICA, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


                                       N/A
                ------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

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         0-11.

         (1)      Title  of  each  class  of  securities  to  which  transaction
                  applies:                 N/A
                          ------------------------------------------------------

         (2)      Aggregate  number of class of securities to which  transaction
                  applies:                 N/A
                          ------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                                  ----------------------------------------------

         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)   Amount Previously Paid:                N/A
                                   ---------------------------------------------
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                                                         -----------------------
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                         -------------------------------------------------------
     (4)   Date Filed:                  N/A
                       ---------------------------------------------------------

================================================================================
The following Definitive Additional Materials were first sent or given to the registrant's security holders on April 27, 2001.



                           [COMPANY LOGO APPEARS HERE]

                                                                  April 26, 2001

Dear Fellow Shareholder:

         The accompanying press release contains important information, which I urge you to read carefully.

                               RECENT DEVELOPMENTS

         EARLY LAST WEEK, IN A REQUIRED FILING WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION, AN INVESTOR GROUP LED BY RAYMOND ADAM D'OLIER FRENCH (THE "FRENCH GROUP") DISCLOSED ITS INTENTION TO SEEK THE ELECTION OF TWO OF ITS OWN HAND-PICKED NOMINEES, INCLUDING MR. FRENCH, TO YOUR COMPANY'S BOARD OF DIRECTORS. The French Group includes Mr. French (age 31) and several entities domiciled outside of the U.S., including investment vehicles based in Luxembourg and the Channel Islands. Collectively, members of the French Group own 778,100 shares (or 6.5%) of the Company's Common Stock.

         THE FRENCH GROUP CLAIMS ITS NOMINEES WILL ADVOCATE UNSPECIFIED IMPROVEMENTS TO THE COMPANY'S OPERATING MARGINS AND A SALE OF OUR COMPANY-OWNED HOTELS. If the hotels cannot be sold "within a reasonable period of time," they will advocate a sale of the entire Company. IN OTHER WORDS, THE FRENCH GROUP'S NOMINEES WANT TO PURSUE THE SAME SHARE VALUE ENHANCEMENT INITIATIVES ALREADY IMPLEMENTED BY YOUR COMPANY'S BOARD AND MANAGEMENT.

         AS INDICATED IN THE ACCOMPANYING PRESS RELEASE, SIX MONTHS AGO, LONG BEFORE THE FRENCH GROUP PURCHASED MANY OF ITS SHARES, WE HIRED SALOMON SMITH BARNEY, A NATIONAL INVESTMENT BANKING FIRM WITH A RECOGNIZED EXPERTISE IN THE HOTEL INDUSTRY, TO ASSIST US IN EVALUATING OPTIONS TO MAXIMIZE OUR SHARE VALUE. The strategic options explored by Salomon Smith Barney included a sale of a portion or all of the Company's assets and a merger of the Company with (or a sale of the Company to) a third party. If a transaction resulted from its efforts, Salomon Smith Barney would have been paid a very substantial fee.

         FORTY-FIVE POTENTIAL BUYERS OF ALL OR PART OF THE COMPANY WERE CONTACTED IN THIS PROCESS. AFTER NEARLY SIX MONTHS OF EXPLORATION, WE RECEIVED ONLY ONE HIGHLY-CONDITIONAL PROPOSAL TO ACQUIRE THE COMPANY.

         THE  PROPOSAL  WAS  CONDITIONED  UPON THE  BUYER'S  ABILITY  TO  OBTAIN
REQUIRED FINANCING, WHICH WOULD BE DIFFICULT IN THE CURRENT WEAK MARKET ENVIRONMENT. OUR SUBSEQUENT EFFORTS TO NEGOTIATE AN ELIMINATION OF THE FINANCING CONDITION RESULTED IN NEW PROPOSALS WITH NEW CONDITIONS FROM THE WOULD-BE ACQUIRER, INCLUDING A PROPOSED FOUR-MONTH DUE DILIGENCE PERIOD. However, in our opinion, such negotiations did not result in a better offer than the only written proposal received by the Company, which was deemed inadequate due to, among other things, the financing condition. FOR THESE REASONS, AMONG OTHERS, THE PROPOSAL WAS REJECTED UNANIMOUSLY BY YOUR BOARD.

         The Company  also  received an inquiry  from a third party  regarding a
potential  merger  of  equals.   However,   after  serious   consideration   and
exploration, each of the parties determined not to pursue the concept.

         AFTER LENGTHY DELIBERATION, WE HAVE CONCLUDED THAT, AT THIS TIME, THE BEST WAY TO MAXIMIZE VALUE FOR SHAREHOLDERS IS TO CONTINUE WITH SUCCESSFUL EFFORTS TO GROW THE SUBURBAN LODGE AND GUESTHOUSE INTERNATIONAL FRANCHISES, COMPLEMENTED BY ONGOING SHARE REPURCHASES AND OPPORTUNISTIC SALES OF REAL ESTATE ASSETS. We believe this program will result in increased earnings per share, which will be reflected favorably in the market price of the Company's Common Stock.

         YOUR COMPANY'S BOARD AND MANAGEMENT ARE MINDFUL OF THE OPTIONS AVAILABLE TO US. IF WE ARE PRESENTED WITH ONE OR MORE APPROPRIATE OPPORTUNITIES TO GROW SHARE VALUE, WE ARE PREPARED TO ACT PROMPTLY.

                                   HOTELTOOLS

         THE FRENCH GROUP ALSO CLAIMS THAT, IF ELECTED, ITS NOMINEES WOULD DIRECT YOUR COMPANY'S MANAGEMENT TO FIND A BUYER FOR THE COMPANY'S HOTELTOOLS LOAN AND WARRANTS. Once again, the French Group is claiming it will do what your Board and management already have begun.

         IN EARLY MARCH, LONG BEFORE THE FRENCH GROUP DECLARED ITS PLANS FOR HOTELTOOLS, YOUR BOARD AND MANAGEMENT ENCOURAGED HOTELTOOLS TO SEEK A BUYER OF HOTELTOOLS. Since then, we have been informed by HotelTools that it is actively engaged in discussions with several prospective buyers.

                       WHAT'S WRONG WITH THE FRENCH GROUP?

         FIRST, THE COMPANY'S BOARD AND MANAGEMENT ALREADY ARE PURSUING WHAT THE FRENCH GROUP ADVOCATES FOR YOUR COMPANY AND WE HAVE BEEN DOING THIS FOR SOME TIME. We have no reason to believe the French Group's nominees would add value to this process.

         SECOND, IN OUR OPINION, THE FRENCH GROUP'S PUBLIC DECLARATIONS ALREADY HAVE UNDERMINED OUR EFFORTS TO GROW SHARE VALUE. We believe the French Group has demonstrated an alarming insensitivity to the concerns of our existing and potential franchisees and a superficial grasp of the most effective ways to enhance share value.

               SHARE VALUE WILL NOT BE MAXIMIZED IN A "FIRE SALE."

         WE ALREADY HAVE COMMITTED OURSELVES TO THE SALE AND CONVERSION OF COMPANY-OWNED HOTELS INTO NEW FRANCHISED HOTELS. THESE EFFORTS ARE ONGOING.

         WE BELIEVE THE FRENCH GROUP'S PUBLIC DEMAND FOR A MORE "AGGRESSIVE" APPROACH TO THE SALE OF OUR COMPANY-OWNED HOTELS IS UNDERMINING OUR EFFORTS TO OBTAIN THE BEST PRICE FOR THE PROPERTIES FROM INTERESTED THIRD-PARTIES. Ask yourself, would you "pay up" for our Company-owned properties if you believed we were under pressure to sell the properties?

         SIMILARLY, WE ALREADY HAVE EXPLORED A POSSIBLE SALE OF THE COMPANY. The French Group's public statements have only contributed to franchisee anxiety over our long-term commitment to the Suburban Lodge and GuestHouse International brands.

         IN SUMMARY, WE BELIEVE THE FRENCH GROUP HAS YET TO PROPOSE ANYTHING BETTER THAN WHAT WE ALREADY ARE DOING TO INCREASE THE VALUE OF YOUR SHARES. WE ALSO BELIEVE THE FRENCH GROUP'S ACTIONS ALREADY HAVE UNDERMINED EFFORTS TO GROW SHARE VALUE TODAY.

                     INCREASING THE VALUE OF OUR INVESTMENT

         YOU SHOULD KNOW THAT I OWN 2,750,437 SHARES (OR 22.9% OF THE COMPANY'S OUTSTANDING SHARES) - - MORE THAN THREE AND ONE-HALF TIMES THE NUMBER OF SHARES OWNED BY THE FRENCH GROUP. I am the Company's single largest owner and, therefore, no one has a greater interest in the Company's share price than I do.

         LIKE YOU, I WANT TO SEE THE VALUE OF MY INVESTMENT INCREASE NOW AND OVER TIME. I can assure you that, like me, your Company's Board and management is committed to the aggressive pursuit of all options to maximize the value of our investment in the Company.

         Unfortunately, the proxy contest now threatened by the French Group will be disruptive. Ultimately, our performance will be undermined at least to some degree.

         Under the circumstances, including renewed franchisee concerns over our commitment to the Company's brands, we believe the presence of one or more of the French Group's nominees on the Board threatens to be even more disruptive and costly for shareholders. FOR THESE REASONS, AMONG OTHERS, WE SUPPORT ELECTION OF YOUR BOARD'S NOMINEES AND OPPOSE ELECTION OF THE FRENCH GROUP'S NOMINEES TO YOUR COMPANY'S BOARD OF DIRECTORS.

         WE STRONGLY URGE YOU TO REJECT THE FRENCH GROUPS' NOMINEES BY REFUSING TO SIGN OR RETURN THE GOLD PROXY CARD SENT TO YOU BY THE FRENCH GROUP OR ITS AGENTS. Separately, if you have not already signed and returned the WHITE proxy card sent to you by the Company's Board of Directors, we urge you to sign, date and return the enclosed WHITE proxy card, using the postage-paid envelope provided.

         In the coming weeks, we plan to communicate with you again regarding the issues raised in this election. You also will be receiving communications from the French Group.

         In the meantime, if you need assistance in voting your shares, please call D. F. King & Co., Inc., which is assisting us with the solicitation of your vote, toll-free at 1-800-488-8035.

         We look forward to keeping you informed.

                                                     Sincerely yours,


                                                      /s/ David E. Krischer
                                                     David E. Krischer
                                                     Chief Executive Officer

================================================================================

                          [COMPANY LOGO APPEARS HERE]


PRESS RELEASE

            SUBURBAN LODGES REPORTS INCREASED FIRST QUARTER EARNINGS
                              BEFORE UNUSUAL ITEMS

         ATLANTA, GEORGIA, April 25, 2001 - Suburban Lodges of America, Inc. (Nasdaq: SLAM), owner/franchisor of the Suburban Lodge and GuestHouse International hotel brands and operator of 65 Company-owned Suburban Lodge hotels, announced today that, excluding two unusual charges discussed below, the Company's net income for the calendar quarter ended March 31, 2001 was $696,000 (or $0.06 per share) versus $555,000 (or $0.04 per share) in the year-ago period.

         Total revenues in the first quarter of 2001 increased by 9% to $18.7 million from $17.1 million in the first quarter of 2000. Income from franchising operations also increased by 31% in the first quarter of 2001 versus the year-ago period.

         As previously announced, shortly after the close of the first quarter, the Company completed a lengthy review of its strategic alternatives to maximize share value. Expenses of $475,000 incurred in connection with the strategic review have been charged against the Company's 2001 first quarter earnings.

         One of the results of the strategic review was a decision to sell eleven unimproved sites the Company was holding for its own future development. This decision resulted in the recording of an impairment reserve of approximately $6.7 million, the majority of which was for development expenses incurred prior to 1999.

         The after-tax impact of these reserves was $4.6 million (or $0.38 per share). As a result of the two charges discussed above, the Company has reported a net loss of $3.9 million (or $0.32 per share) in the first quarter of 2001 versus a net gain of $555,000 (or $0.04 per share) in the year-ago period.

         In the first quarter of 2001, Average Weekly Rates (AWR) for Company-owned hotels increased by 2% to $200 from $197 in the prior year quarter, with an average occupancy rate of 78% in 2001 versus 74% a year earlier. For the quarter ended March 31, 2001, weekly revenue per available room (RevPAR) for Company-owned hotels increased by 7% to $155 per available room from $144 per available room in the first quarter of 2000.

         David E. Krischer, Chairman and Chief Executive Officer, stated: "We are extremely pleased with our first quarter results. Our RevPAR growth of 7% is clearly in the forefront of the overall lodging industry. Moreover, the growth of our franchise development pipeline is very encouraging, particularly in the current weak economic environment. While the slowing U. S. economy could dampen RevPAR increases in the coming quarter or two, we remain optimistic that the nature of our extended stay product will fare well, even in this environment."

                     MAXIMIZING THE VALUE OF SUBURBAN LODGES

         Earlier this month, the Company announced plans to resume open market purchases of stock under a previously authorized stock buyback program. In October of last year, the Company suspended its stock repurchase program and engaged Salomon Smith Barney, a national investment banking firm with recognized expertise in the hotel industry, to assist the Company in evaluating options to maximize share value.

         The strategic alternatives explored by Salomon Smith Barney included, among other possibilities, a merger or sale of the Company, other possible business combinations or joint ventures, a sale of all or a portion of the Company's assets, a continuation of the Company's growth strategy and possible changes to that strategy. Forty-five potential buyers of all or part of the Company were contacted in the process. After nearly six months of exploration, the Company received only one highly-conditional proposal to acquire the Company.

         The proposal was conditioned upon financing, which would be difficult to obtain in the current weak market environment. Subsequent efforts by the Company's board of directors (the "Board") and management to negotiate an elimination of the financing condition resulted in new proposals with new conditions from the would-be acquirer, including a proposed four-month due diligence period. However, in the opinion of the Board and management, such negotiations did not result in a better offer than the only written proposal received by the Company, which was deemed inadequate due to, among other things, the financing condition. For these reasons, among others, the proposal was rejected unanimously by the Board.

         The Company  also  received an inquiry  from a third party  regarding a
potential  merger  of  equals.   However,   after  serious   consideration   and
exploration, each of the parties determined not to pursue the concept.

         After lengthy deliberation, the Company's Board and management concluded that, at this time, the best way to maximize value for shareholders is to continue with successful efforts to grow the Suburban Lodge and GuestHouse International franchises, complemented by ongoing share repurchases and opportunistic sales of real estate assets.

         Accordingly, the Company's Board and management are continuing their efforts to sell and convert Company-owned hotels into franchised hotels and the Company is attempting to add new franchisees in all of its target markets. The Company's Board and management believe this program will result in increased earnings per share, which will be reflected favorably in the market price of the Company's common stock.

         The Company's Board and management are mindful of the options available to the Company. If presented with one or more appropriate opportunities to grow share value, the Company's Board and management are prepared to act promptly.

                       MAXIMIZING THE VALUE OF HOTEL TOOLS

         HotelTools, Inc. is an independent developer of Internet-based enterprise management systems for the hospitality industry. The HotelTools system was designed to provide the Company and other multi-property lodging owners and operators with enhanced real-time, low-cost and centralized access to critical operating data, including, among other things, property, guest, rate and reservations management information.

         The Board and management of the Company believe the Company can achieve significant top-line and bottom-line improvements to the Company's operating results through use of the HotelTools software system. For this reason, the Company is pursuing rapid deployment of HotelTools software in all Company-owned hotels.

         Experts in the hospitality industry believe the industry will migrate toward the HotelTools model over the next several years. Recognizing this potential, the Company resolved to support development and marketing of the HotelTools system to third-parties, including the Company's franchisees and owners and operators of other multi-property lodging chains.

         The Company's loans to HotelTools, which totaled approximately $10 million as of March 31, 2001, began at a time when the public and private markets generally were supportive of companies with similar products and prospects. At that time, it appeared to the Company and others that third-party financing for development of HotelTools would be readily available.

         Unfortunately, the prospects for funding development of products such as the HotelTools software have changed dramatically over the past twelve months. As a result, the Company has acted to preserve the value of the HotelTools system to the Company, while supporting the efforts of HotelTools to attract third-party financing.

         The board of directors and management of Suburban Lodges believe HotelTools still offers great potential value to the Company and its shareholders. However, the Company's board and management are mindful of growing shareholder concerns over the extent of the Company's commitment to HotelTools. For this reason, among others, in early March, the Company encouraged the management of HotelTools to solicit offers for the purchase of HotelTools. In any such sale, the Company will seek to retain a license to use the HotelTools software with all upgrades. The Company has been informed by HotelTools that HotelTools is actively engaged in discussions with several prospective buyers.


                                     # # #

FORWARD-LOOKING STATEMENTS

         This news release contains statements concerning the Company's plans, beliefs and expectations for future periods. These "forward-looking statements" may be identified by the use of words such as "intends," "contemplates," "believes," "anticipates," "expects," "should," "could," "would" and words of similar impact. These forward-looking statements involve known and unknown risks and uncertainties that could cause actual results to differ materially from the expectations expressed or implied in such statements. These risks and uncertainties include, among others, changes in economic conditions, financial markets or consumer demand for extended stay and other forms of lodging, the level of competition in the extended stay and other lodging markets, the Company's ability to enter into contracts with its franchisees, development risks and inefficiencies, weather delays, zoning delays, the Company's financial condition and other risks and uncertainties set forth in the Company's filings with the Securities and Exchange Commission. Forward-looking statements included in this news release concerning HotelTools are subject to the foregoing risks and uncertainties affecting the Company and additional risks and uncertainties including, but not limited to, uncertainty as to HotelTools' ability to operate within its budget, its future profitability, its ability to meet development schedules, its ability to develop and implement operational and financial systems to manage rapidly growing operations, uncertainty as to the demand for its products and services, the risk that competitors will be able to develop and market products and services that produce results similar to those produced by HotelTools' products and services, and the risk that HotelTools may not be able to obtain financing on acceptable terms and in amounts that are sufficient to meet its needs.

         All forward-looking statements included in this press release are based upon management's present expectations and the information available at this time. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or other factors.

         Suburban Lodges of America, Inc. owns, franchises and manages Suburban Lodge hotels, the nation's largest economy extended stay lodging chain, and franchises GuestHouse International hotels, the owner-friendly brand of mid-market nightly hotels.

                        SUBURBAN LODGES OF AMERICA, INC.
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                        (Unaudited)
                                                                         March 31,          December 31,
                                                                           2001                 2000
                                                                       -------------       --------------
 ASSETS
 Current assets:
      Cash and cash equivalents                                          $   7,345           $  10,856
      Accounts receivable, net of reserves of
           $437 (2001) and $327 (2000)                                       1,758               1,520
      Hotel inventory and supplies                                           2,538               2,538
      Prepaid and refundable income taxes                                                          260
      Deferred income taxes                                                    469                 469
      Prepaid expenses and other current assets                              2,175               2,081
                                                                        -----------         -----------
            Total current assets                                            14,285              17,724

 Assets held for sale                                                        9,553

 Property and equipment, net of accumulated depreciation and
      amortization of $30,302 (2001) and $27,863 (2000)                    283,569             299,392

 Notes receivable from HotelTools, Inc.                                     10,192               7,997
 Other notes receivable                                                      4,556               4,508
 Acquired intangible assets - net                                            3,428               3,515
 Deferred loan costs                                                         1,999               2,097
 Other assets                                                                2,646               2,393
                                                                        -----------         -----------
 TOTAL ASSETS                                                            $ 330,228           $ 337,626
                                                                        ===========         ===========


 LIABILITIES AND SHAREHOLDERS' EQUITY
 Current liabilities:
      Current portion of long-term debt                                  $   1,668           $   1,547
      Construction accounts payable                                          1,402               1,314
      Trade accounts payable                                                 1,641               3,161
      Accrued property taxes                                                 1,106                 720
      Accrued wages and benefits                                             1,214                 703
      Other accrued liabilities                                              2,594               1,504
      Other current liabilities                                                726                 648
                                                                        -----------         -----------
           Total current liabilities                                        10,351               9,597

 Long-term debt, excluding current portion                                 117,702             119,574
 Deferred income taxes                                                       1,529               3,958
 Other liabilities                                                             172                 167
                                                                        -----------         -----------
           Total liabilities                                               129,754             133,296
                                                                        -----------         -----------

 Shareholders' equity:
      Common stock                                                             157                 157
      Additional paid-in capital                                           202,280             202,280
      Retained earnings                                                     20,752              24,608
                                                                        -----------         -----------
                                                                           223,189             227,045
      Less treasury stock, at cost                                          22,715              22,715
                                                                        -----------         -----------
            Shareholders' equity, net                                      200,474             204,330
                                                                        -----------         -----------

 TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                              $ 330,228           $ 337,626
                                                                        ===========         ===========

                        SUBURBAN LODGES OF AMERICA, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                         (Unaudited)
                                                                      Three Months Ended
                                                           March 31, 2001         March 31, 2000
                                                          -----------------      -----------------
Revenue:
      Hotel revenues                                       $        17,477        $        15,959
      Franchising revenue                                            1,023                    781
      Management and other revenue                                     175                    355
                                                          -----------------      -----------------
           Total revenue                                            18,675                 17,095
                                                          -----------------      -----------------


Operating costs and expenses:
      Hotel operating expenses                                       9,785                  9,115
      Corporate operating expenses                                   2,999                  2,859
      Expenses incurred in conjunction with
          review of strategic alternatives                             475
      Undeveloped site carrying costs                                   47                     44
      Depreciation and amortization                                  2,526                  2,398
      Impairment of long-lived assets                                6,687
                                                          -----------------      -----------------
            Operating costs and expenses - net                      22,519                 14,416
                                                          -----------------      -----------------

Income (loss) from operations                                       (3,844)                 2,679

Other income (expense):
      Interest income                                                  234                    245
      Interest expense                                              (2,430)                (2,046)
      Other                                                              1                     10
                                                          -----------------      -----------------
           Income (loss) before income taxes                        (6,039)                   888

Provision (credit) for income taxes                                 (2,183)                   333
                                                          -----------------      -----------------

Net income (loss)                                          $        (3,856)       $           555
                                                          =================      =================

Earnings (loss) per common share:
      Basic                                                $         (0.32)       $          0.04
                                                          =================      =================
      Diluted                                                          N/A        $          0.04
                                                          =================      =================

Weighted average number of common
     shares outstanding:
      Basic                                                         12,004                 13,870
                                                          =================      =================
      Diluted                                                          N/A                 13,870
                                                          =================      =================

================================================================================


                        SUBURBAN LODGES OF AMERICA, INC.
                              300 GALLERIA PARKWAY
                                   SUITE 1200
                             ATLANTA, GEORGIA 30339

                                -----------------

                                   SUPPLEMENT
                               TO PROXY STATEMENT

                  ANNUAL MEETING OF SHAREHOLDERS - MAY 17, 2001

         This Supplement (this "Supplement"), including the enclosed proxy card, is furnished in connection with the solicitation of proxies by the Board of Directors of Suburban Lodges of America, Inc. (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held at The Cobb Galleria Centre, Room 119, Two Galleria Parkway N.W., Atlanta, Georgia 30339 on May 17, 2001, at 10:00 a.m. and any adjournments or postponements thereof. This Supplement supplements, and should be read in conjunction with, the Company's Proxy Statement dated April 10, 2001 which has previously been mailed to shareholders of record as of the record date for the Annual Meeting (the "Proxy Statement"). It is anticipated that this Supplement and the accompanying proxy card will first be mailed to shareholders on or about April 26, 2001.

         WE URGE YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED WHITE PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED, EVEN IF YOU HAVE ALREADY SIGNED AND RETURNED A PROXY CARD. Any proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering an instrument revoking it or a duly executed proxy bearing a later date to the Secretary of the Company. If the proxy is properly completed and returned by the shareholder and is not revoked, it will be voted at the meeting in the manner specified thereon. Any proxy given pursuant to this solicitation also may be revoked by any shareholder who attends the meeting and gives written notice of his or her election to vote in person, without compliance with any other formalities. IF THE PROXY CARD IS RETURNED BUT NO CHOICE IS SPECIFIED THEREON, IT WILL BE VOTED "FOR" JAMES R. KUSE AND MICHAEL MCGOVERN, WHO HAVE BEEN NOMINATED BY THE BOARD OF DIRECTORS FOR RE-ELECTION TO THE BOARD, AND IN THE DISCRETION OF THE PROXY HOLDERS ON SUCH OTHER MATTERS AS MAY LAWFULLY COME BEFORE THE MEETING.

         This Supplement is being distributed to provide certain additional information concerning the solicitation of proxies for the Annual Meeting that was not included in the Company's Proxy Statement mailed to shareholders on or about April 10, 2001 (the "Proxy Statement"). This Supplement is necessary as a result of a threatened contest over the election of directors at the Company's 2001 Annual Meeting. It provides updated and additional information that is required to be provided to shareholders in contested elections.

SOLICITATION OF PROXIES

            Solicitation of proxies may be made by directors and officers of the Company and other persons listed below by means of personal interview, telephone, telegraph, telefax or electronic communications. No additional compensation will be paid for any such services. Certain information concerning the directors and officers of the Company and other persons who may solicit proxies, including share ownership information and information concerning transactions between such persons and the Company, is set forth below and in the Proxy Statement.

            Costs of the solicitation will be borne by the Company. Upon request, the Company will reimburse the reasonable fees and expenses of banks, brokerage houses or other nominees or fiduciaries for forwarding proxy materials to, and obtaining authority to execute proxies from, beneficial owners for whose accounts they hold shares of Common Stock. The Company has retained D.F. King & Co., Inc. ("D.F. King") to assist in the solicitation of proxies. Pursuant to the Company's agreement, D.F. King will provide various proxy advisory and solicitation services for the Company at a fee that is estimated not to exceed $75,000, plus reasonable out-of-pocket expenses and indemnification against certain liabilities. It is expected that D.F. King will use approximately 25 persons in such solicitation. Although no precise estimate can be made at this time, the Company anticipates that the aggregate amount to be spent by the Company in connection with the solicitation of proxies by the Company will not be in excess of approximately $200,000, of which the Company estimates approximately $50,000 has been incurred to date. This amount includes the estimated fees payable to D.F. King but excludes (i) the salaries and expenses of officers, directors, and employees of the Company; and (ii) the normal expenses of an uncontested election. The aggregate amount to be spent will vary depending on, among other things, any developments that may occur in a proxy contest that a group of shareholders of the Company has indicated it intends to conduct.

            PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED WHITE PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED, EVEN IF YOU HAVE ALREADY SIGNED AND RETURNED A PROXY CARD. If your shares are held in "street name," only your bank or broker can vote your shares and only upon receipt of your specific instructions. Please contact the person responsible for your account and instruct him or her to vote the WHITE proxy card. If you have signed and returned a proxy card, you may revoke your previously signed proxy by delivering a written notice of revocation or a later dated WHITE proxy card in the enclosed envelope.



                                                SUBURBAN LODGES OF AMERICA, INC.

April 26, 2001

                     INFORMATION CONCERNING CERTAIN PERSONS
                             WHO MAY SOLICIT PROXIES

         The following tables set forth the name, principal occupation or employment and the name, principal business and address of any corporation or other organization in which their employment is carried on, of the directors and certain officers of the Company and other persons ("Participants") who may also solicit proxies from stockholders of the Company. Unless otherwise indicated, the principal occupation refers to such person's position with the Company and such person's business address is Suburban Lodges of America, Inc., 300 Galleria Parkway, Suite 1200, Atlanta, Georgia 30339.

DIRECTORS

         The principal occupations of the Company's directors who are deemed Participants in the solicitation are set forth on page 4 of the Company's Annual Meeting Proxy Statement dated April 10, 2001. The principal business address of Mr. Krischer and Mr. Berman is that of the Company. The name and business address of the other director-Participants' organization of employment are as follows:

                       NAME                 BUSINESS ADDRESS
                       ----                 ----------------
James R. Kuse...............................Kuse Enterprises
                                            400 Perimeter Center Terrace
                                            Suite 595
                                            Atlanta, Georgia  30346
Michael McGovern............................McGovern Enterprises, Inc.
                                            P.O. Box 420528
                                            Atlanta, Georgia  30328
John W. Spiegel.............................SunTrust Banks, Inc.
                                            303 Peachtree Street, NE
                                            Atlanta, Georgia  30308


CERTAIN EXECUTIVE OFFICERS AND OTHER PARTICIPANTS

                    NAME                                      PRINCIPAL OCCUPATION
                    ----                                      --------------------
David E. Krischer............................          Chairman of the Board and Chief Executive Officer
Gregory C. Plank.............................          President
Dan J. Berman................................          Vice President of Franchising (Suburban Lodge Brand)
Robert N. Wilson, Jr.........................          Vice President of Franchising (Guesthouse International Brand)
Paul A. Criscillis, Jr.......................          Vice President and Chief Financial Officer
Kevin R. Pfannes.............................          Vice President, General Counsel and Secretary

         In addition, Seth Christian, Chief Executive Officer of HotelTools, Inc., a hospitality industry technology company ("HotelTools"), may discuss HotelTools and its prospects with shareholders of the Company. As a result, he may be deemed to be soliciting proxies on behalf of the Company and to be a participant in the solicitation, and Mr. Christian is included within the definition of "Participants" herein. Mr. Christian's business address, and the principal business address of his organization of employment, is HotelTools, Inc., 100 Galleria Parkway, Suite 1020, Atlanta, Georgia 30339. Mr. Christian is the former Vice President of Operations of the Company and currently is the sole shareholder of HotelTools.

                       INFORMATION CONCERNING OWNERSHIP OF
                    THE COMPANY'S SECURITIES BY PARTICIPANTS

         The number of shares of common stock of the Company beneficially owned by each of the directors of the Company and each of Messrs. Criscillis, Pfannes and Plank is set forth on pages 2 and 3 of the Proxy Statement. The number of shares of Common Stock of the Company beneficially owned by the other Participants as of the date of this Supplement is set forth below. The information includes shares that may be acquired by the exercise of stock options within 60 days of the date hereof. No Participant owns any shares of the Company's Common Stock of record but not beneficially.

                                                            SHARE
                                 NAME                     OWNERSHIP
                                 ----                     ---------
Seth Christian...........................................   80,094
Robert N. Wilson, Jr.....................................   13,334

                     INFORMATION CONCERNING TRANSACTIONS IN
                    THE COMPANY'S SECURITIES BY PARTICIPANTS

         The following table sets forth purchases and sales of the Company's securities by the Participants listed below during the past two years. Except as otherwise noted, all transactions were in the public market.

                                                                             NUMBER OF SHARES
                                                                             OF COMMON STOCK
                                                                             PURCHASED ("P")
                            NAME                          DATE                 OR SOLD ("S")
                            ----                          ----                 -------------
Seth Christian(1).....................................05/01/00                   20,000 S
                                                      07/12/00                    5,000 S
                                                      09/15/00                   10,500 S
Gregory C. Plank......................................11/22/99                    1,050 P
Dan J. Berman.........................................08/03/99                    5,000 S
                                                      08/04/99                    5,000 S
                                                      08/05/99                    5,000 S
                                                      08/06/99                    5,000 S
                                                      08/09/00                    5,000 S
                                                      08/10/00                   10,000 S
Paul A. Criscillis, Jr................................08/18/99                    5,000 P
                                                      08/20/99                    3,000 P
-------------------------

(1) The shares sold by Mr. Christian were acquired by the Company under its share repurchase program at prices not exceeding the then-current market price per share.

         In addition, during 2000 the Company purchased from four of its executive officers, including Messrs. Krischer, Berman and Pfannes, certain options to purchase Common Stock, as further described on page 7 of the Proxy Statement. The non-employee directors of the Company, including Messrs. Kuse, McGovern and Spiegel, also have been issued shares of Common Stock under the Directors' Plan, as further described on page 5 of the Proxy Statement.

                 ADDITIONAL INFORMATION CONCERNING PARTICIPANTS

         Except as described in this Supplement or in the Proxy Statement, none of the Participants nor any of their respective affiliates or associates (together, the "Participant Affiliates"), (i) beneficially owns any shares of Common Stock of the Company or any securities of any subsidiary of the Company or (ii) has had any relationship with the Company in any capacity other than as a stockholder, employee, officer or director. Furthermore, except as described in this Supplement or in the Proxy Statement, no Participant or Participant Affiliate is either a party to any transaction or series of transactions since January 1, 2000, or has knowledge of any currently proposed transaction or series of transactions, (i) to which the Company or any of its subsidiaries was or is to be a party, (ii) in which the amount involved exceeds $60,000, and
(iii) in which any Participant or Participant Affiliate had or will have, a direct or indirect material interest.

         Except for the Change in Control Agreements described in the Proxy Statement, no Participant or Participant Affiliate has entered into any agreement or understanding with any person respecting any future employment by the Company or its affiliates or any future transactions to which the Company or any of its affiliates will or may be a party. Except as described in this Supplement or in the Proxy Statement, there are no contracts, arrangements or understandings by any Participant or Participant Affiliate within the past year with any person with respect to the Company's Common Stock.

         Seth Christian, who may be deemed to be a participant in the solicitation and is included within the definition of Participants herein, is the Chief Executive Officer and sole shareholder of HotelTools. Mr. Christian was an officer of the Company at the time HotelTools was formed. He subsequently resigned his position with the Company in order to devote his full efforts to HotelTools. David E. Krischer, the Company's Chief Executive Officer and Chairman of the Board, is a member of the Board of Directors of HotelTools. In the early stages of its existence--before it was fully staffed--HotelTools often required management, consulting and administrative support services from third parties. The Company was compensated directly by HotelTools for such services as were provided by Company personnel during normal business hours. However, to reflect private efforts made on behalf of HotelTools by certain Company personnel after normal business hours, HotelTools granted to such individuals options to purchase shares of non-voting common stock of HotelTools, at an exercise price of $0.50 per share. Such option grants included options for 250,000 shares granted to Mr. Krischer, and for 50,000 shares granted to each of Gregory C. Plank, Dan J. Berman, Paul A. Criscillis, Jr. and Kevin R. Pfannes. No services were provided by Company employees to HotelTools after normal business hours at the expense of the Company. To the extent such assistance was provided during normal business hours, HotelTools obtained the required assistance on a cost-effective basis, and the Company provided such assistance at no loss to the Company. To the extent such assistance was provided after normal business hours, HotelTools obtained required assistance on a cost-effective basis at no cost to the Company. Finally, each of the directors of HotelTools, including Mr. Krischer, has been awarded an option to purchase 50,000 shares of HotelTools' common stock at a price of $0.50 per share.

         To date, all funding for HotelTools' operations has been provided, in the form of secured loans, by the Company and from the proceeds of an equipment sale-leaseback transaction. The loans are payable on demand and bear interest at a rate of 7% per annum. In exchange for its financial support, the Company received from HotelTools a stock purchase warrant to purchase up to 20 million shares of HotelTools, Inc. common stock at a nominal exercise price. During 2000, the Company made loans of $8.7 million to HotelTools, of which approximately $1.1 million was repaid from the proceeds of the sale-leaseback. As of December 31, 2000, the Company had outstanding loans to HotelTools of approximately $8.0 million, and at March 31, 2001, the Company had outstanding loans to HotelTools of approximately $10.2 million.

================================================================================


                        SUBURBAN LODGES OF AMERICA, INC.
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                  FOR THE 2001 ANNUAL MEETING OF SHAREHOLDERS.

The undersigned hereby appoints David E. Krischer and Dan J. Berman, or either of them, with power of substitution to each, the proxies of the undersigned, hereby revoking any proxies previously granted, to vote all of the undersigned's shares of the Common Stock of Suburban Lodges of America, Inc. at the Annual Meeting of Shareholders of SUBURBAN LODGES OF AMERICA, INC. to be held at 10:00 a.m. at The Cobb Galleria Centre, Room 119, Two Galleria Parkway, NW, Atlanta, Georgia 30339, on May 17, 2001, and at any adjournments or postponements thereof, as directed below and in their discretion upon matters incident to the conduct of the Annual Meeting and such other matters as may properly be presented at the meeting.

THE BOARD OF DIRECTORS FAVORS A VOTE "FOR "THE ELECTION OF THE BOARD NOMINEES, AND, UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THE PROXY WILL BE SO VOTED. If any nominee for director is unable or declines to serve as a director, this proxy will be voted for the election of any replacement nominee that the present Board of Directors designates.

Proposal  1. ELECTION OF DIRECTORS: Nominees: James R. Kuse and Michael McGovern
             FOR all nominees listed above    /_/
             WITHHOLD AUTHORITY to vote for the nominees   /_/

(INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name in this space provided below.)

--------------------------------------------------------------------------------
           (Continued, and to be signed and dated on the other side)

               [This text appears on reverse side of Proxy Card]

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders dated April 10, 2001 and the Proxy Statement furnished therewith.

This proxy is revocable at or at any time prior to the meeting.

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING PRE-PAID ENVELOPE.

If you need  assistance  in voting  your  shares,  please call D. F. King & Co.,
Inc.,   proxy   solicitor   for  Suburban   Lodges  of  America,   toll-free  at
1-800-488-8035.

                                   Date__________________________________,2001
                                       _______________________________________
                                       _______________________________________

                                   Note:(Signature(s) should be exactly as name
                                   or names  appear on this proxy.  If stock is
                                   held  jointly,  each holder  should sign. If
                                   signing   is  by  an   attorney,   executor,
                                   administrator, trustee or guardian, please give full title.)

================================================================================

The following press release was issued by the registrant on April 27, 2001.



PRESS RELEASE

CONTACT:
Greg Lehman
D.F. King & Co., Inc.
212/493-6965

FOR IMMEDIATE RELEASE
---------------------


                 SUBURBAN LODGES RELEASES LETTER TO SHAREHOLDERS


ATLANTA, GEORGIA, April 27, 2001 . . . Suburban Lodges of America, Inc. (NASDAQ:
SLAM), owner/franchisor of the Suburban Lodge and GuestHouse International hotel brands and operator of 65 Company-owned hotels, announced today that it has mailed its first quarter earnings press release and the following letter to its shareholders:

April 26, 2001

Dear Fellow Shareholder:

The accompanying press release contains important information, which I urge you to read carefully.

Recent Developments
-------------------

Early last week, in a required filing with the U.S. Securities and Exchange Commission, an investor group led by Raymond Adam D'Olier French (the "French Group") disclosed its intention to seek the election of two of its own hand-picked nominees, including Mr. French, to your Company's Board of Directors. The French Group includes Mr. French (age 31) and several entities domiciled outside of the U.S., including investment vehicles based in Luxembourg and the Channel Islands. Collectively, members of the French Group own 778,100 shares (or 6.5%) of the Company's Common Stock.



                                   (M O R E)

Suburban Lodges of America, Inc.
Suburban Lodges Release Letter to Shareholders
April 27, 2001
page 2 of 6

The French Group claims its nominees will advocate unspecified improvements to the Company's operating margins and a sale of our Company-owned hotels. If the hotels cannot be sold "within a reasonable period of time," they will advocate a sale of the entire Company. In other words, the French Group's nominees want to pursue the same share value enhancement initiatives already implemented by your Company's Board and management.

As indicated in the accompanying press release, six months ago, long before the French Group purchased many of its shares, we hired Salomon Smith Barney, a national investment banking firm with a recognized expertise in the hotel industry, to assist us in evaluating options to maximize our share value. The strategic options explored by Salomon Smith Barney included a sale of a portion or all of the Company's assets and a merger of the Company with (or a sale of the Company to) a third party. If a transaction resulted from its efforts, Salomon Smith Barney would have been paid a very substantial fee.

Forty-five potential buyers of all or part of the Company were contacted in this
process.  After  nearly  six  months  of  exploration,   we  received  only  one
highly-conditional proposal to acquire the Company.

The proposal was conditioned upon the buyer's ability to obtain required financing, which would be difficult in the current weak market environment. Our subsequent efforts to negotiate an elimination of the financing condition resulted in new proposals with new conditions from the would-be acquirer, including a proposed four-month due diligence period. However, in our opinion, such negotiations did not result in a better offer than the only written proposal received by the Company, which was deemed inadequate due to, among other things, the financing condition. For these reasons, among others, the proposal was rejected unanimously by your Board.

The Company also received an inquiry from a third party regarding a potential merger of equals. However, after serious consideration and exploration, each of the parties determined not to pursue the concept.

After lengthy deliberation, we have concluded that, at this time, the best way to maximize value for shareholders is to continue with successful efforts to grow the Suburban Lodge and GuestHouse International franchises, complemented by ongoing share repurchases and opportunistic sales of real estate assets. We believe this program will result in increased earnings per share, which will be reflected favorably in the market price of the Company's Common Stock.

Your Company's Board and management are mindful of the options available to us. If we are presented with one or more appropriate opportunities to grow share value, we are prepared to act promptly.


                                   (M o r e)

Suburban Lodges of America, Inc.
Suburban Lodges Release Letter to Shareholders
April 27, 2001
page 3 of 6



HotelTools
----------

The French Group also claims that, if elected, its nominees would direct your Company's management to find a buyer for the Company's HotelTools loan and warrants. Once again, the French Group is claiming it will do what your Board and management already have begun.

In early March, long before the French Group declared its plans for HotelTools, your Board and management encouraged HotelTools to seek a buyer of HotelTools. Since then, we have been informed by HotelTools that it is actively engaged in discussions with several prospective buyers.

What's Wrong With the French Group?
-----------------------------------

First, the Company's Board and management already are pursuing what the French Group advocates for your Company and we have been doing this for some time. We have no reason to believe the French Group's nominees would add value to this process.

Second, in our opinion, the French Group's public declarations already have undermined our efforts to grow share value. We believe the French Group has demonstrated an alarming insensitivity to the concerns of our existing and potential franchisees and a superficial grasp of the most effective ways to enhance share value.

Share Value Will Not be Maximized in a "Fire Sale"
--------------------------------------------------

We already have committed ourselves to the sale and conversion of Company-owned hotels into new franchised hotels. These efforts are ongoing.

We believe the French Group's public demand for a more "aggressive" approach to the sale of our Company-owned hotels is undermining our efforts to obtain the best price for the properties from interested third-parties. Ask yourself, would you "pay up" for our Company-owned properties if you believed we were under pressure to sell the properties?

Similarly, we already have explored a possible sale of the Company. The French Group's public statements have only contributed to franchisee anxiety over our long-term commitment to the Suburban Lodge and GuestHouse International brands.

In summary, we believe the French Group has yet to propose anything better than what we already are doing to increase the value of your shares. We also believe the French Group's actions already have undermined efforts to grow share value today.

Increasing the Value of Our Investment
--------------------------------------

You should know that I own 2,750,437 shares (or 22.9% of the Company's outstanding shares) - - more than three and one-half times the number of shares owned by the French Group. I am the Company's single largest owner and, therefore, no one has a greater interest in the Company's share price than I do.

                                       (M O R E)

Suburban Lodges of America, Inc.
Suburban Lodges Release Letter to Shareholders
April 27, 2001
page 4 of 6


Like you, I want to see the value of my investment increase now and over time. I can assure you that, like me, your Company's Board and management is committed to the




                                   ( M O R E )

Suburban Lodges of America, Inc.
Suburban Lodges Release Letter to Shareholders
April 27, 2001
page 5 of 6

aggressive pursuit of all options to maximize the value of our investment in the Company.

Unfortunately, the proxy contest now threatened by the French Group will be disruptive. Ultimately, our performance will be undermined at least to some degree.

Under the circumstances, including renewed franchisee concerns over our commitment to the Company's brands, we believe the presence of one or more of the French Group's nominees on the Board threatens to be even more disruptive and costly for shareholders. For these reasons, among others, we support election of your Board's nominees and oppose election of the French Group's nominees to your Company's Board of Directors.

We strongly urge you to reject the French Groups' nominees by refusing to sign or return the GOLD proxy card sent to you by the French Group or its agents. Separately, if you have not already signed and returned the WHITE proxy card sent to you by the Company's Board of Directors, we urge you to sign, date and return the enclosed WHITE proxy card, using the postage-paid envelope provided.

In the coming weeks, we plan to communicate with you again regarding the issues raised in this election. You also will be receiving communications from the French Group.

In the meantime, if you need assistance in voting your shares, please call D. F. King & Co., Inc., which is assisting us with the solicitation of your vote, toll-free at 1-800-488-8035.

We look forward to keeping you informed.

Sincerely yours,

/s/

David E. Krischer
Chief Executive Officer



ABOUT SUBURBAN LODGES OF AMERICA, INC.

Suburban Lodges of America, Inc. owns, franchises and manages Suburban Lodge hotels, the nation's largest economy extended stay lodging chain, and franchises GuestHouse International hotels, the owner-friendly brand of mid-market nightly hotels.


                                   (M O R E)

SUBURBAN LODGES OF AMERICA, INC.
SUBURBAN LODGES RELEASES LETTER TO SHAREHOLDERS
April 27, 2001
page 6 of 6





Forward-looking Statements
--------------------------

This news release includes statements concerning the Company's plans, beliefs and expectations for future periods. These "forward-looking statements" may be identified by the use of words such as "intends," "contemplates," "believes," "anticipates," "expects," "should," "could," "would" and words of similar import. These forward-looking statements involve known and unknown risks and uncertainties that could cause actual results to differ materially from the expectations expressed or implied in such statements. These risks and uncertainties include, among others, changes in economic conditions, financial markets or consumer demand for extended stay and other forms of lodging, the level of competition in the extended stay and other lodging markets, the Company's ability to enter into contracts with its franchisees, development risks and inefficiencies, weather delays, zoning delays, the Company's financial condition and other risks and uncertainties set forth in the Company's filings with the Securities and Exchange Commission. Forward-looking statements included in this news release concerning HotelTools are subject to the foregoing risks and uncertainties affecting the Company and additional risks and uncertainties including, but not limited to, uncertainty as to HotelTools' ability to operate within its budget, its future profitability, its ability to meet development schedules, its ability to develop and implement operational and financial systems to manage rapidly growing operations, uncertainty as to the demand for its products and services, the risk that competitors will be able to develop and market products and services that produce results similar to those produced by HotelTools' products and services, and the risk that HotelTools may not be able to obtain financing on acceptable terms and in amounts that are sufficient to meet its needs.

All forward-looking statements included in this press release are based upon management's present expectations and the information available at this time. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or other factors.

NOTE TO EDITORS:
----------------

The press release referenced in the letter reproduced above was issued by the Company on April 25, 2001. Copies are available from D.F. King & Co., Inc. at 1-800-488-8035.


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